Aames 2001-3
Mortgage Pass-Through Certificates
Series 2001-3
Collateral Report for December 26, 2001 Distribution
Collateral Report
COLLATERAL	GROUP 2	GROUP 1	TOTAL
Loan Count:
Original	57	1971	2028
Prior	57	1,961	2,018
Prefunding	-	-	-
Scheduled Paid Offs	-	-	-
Full Voluntary Prepayments	(1)	(11)	(12)
Repurchases	-	(1)	(1)
Liquidations	-	-	-
Current	56	1,949	2,005

Principal Balance:
Original	18,927,869.30	156,080,445.17	175,008,314.47
Prior	18,905,283.65	154,763,473.68	173,668,757.33
Prefunding	-	-	-
Scheduled Principal	(11,756.09)	(129,099.02)	(140,855.11)
Partial and Full Voluntary Prepayments	(299,602.56)	(1,193,496.79)	(1,493,099.35)
Repurchases	-	(44,649.38)	(44,649.38)
Liquidations	-	-	-
Current	18,593,925.00	153,396,228.49	171,990,153.49

PREFUNDING	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

Current Prin Balance by Groups (in millions of dollars)

Total Current Principal Balance (in millions of dollars)

Page 12 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2001-3
Mortgage Pass-Through Certificates
Series 2001-3
Collateral Report for December 26, 2001 Distribution
Collateral Report
CHARACTERISTICS	GROUP 2	GROUP 1	TOTAL

Weighted Average Coupon Original	9.193687%	10.003105%	9.915564%
Weighted Average Coupon Prior	9.193726%	10.003742%	9.916051%
Weighted Average Coupon Current	9.193766%	10.004244%	9.916017%
Weighted Average Months to Maturity Original	354	332	334
Weighted Average Months to Maturity Prior	353	331	333
Weighted Average Months to Maturity Current	352	330	332
Weighted Avg Remaining Amortization Term Original	354	331	334
Weighted Avg Remaining Amortization Term Prior	353	330	333
Weighted Avg Remaining Amortization Term Current	351	329	331
Weighted Average Seasoning Original	2.48	2.31	2.33
Weighted Average Seasoning Prior	3.48	3.31	3.32
Weighted Average Seasoning Current	4.49	4.30	4.32

Note: Original information refers to deal issue.

WAC by Groups

Total WAC

WARAT by Groups

Total WARAT

Note: Dates correspond to distribution dates.
Page 13 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2001-3
Mortgage Pass-Through Certificates
Series 2001-3
Collateral Report for December 26, 2001 Distribution
Collateral Report
ARM CHARACTERISTICS	GROUP 2	GROUP 1	TOTAL

Weighted Average Margin Original	0.182%	0.146%
Weighted Average Margin Prior	0.182%	0.146%
Weighted Average Margin Current	0.182%	0.147%
Weighted Average Max Rate Original	0.429%	0.369%
Weighted Average Max Rate Prior	0.429%	0.370%
Weighted Average Max Rate Current	0.429%	0.372%
Weighted Average Min Rate Original	0.271%	0.239%
Weighted Average Min Rate Prior	0.271%	0.240%
Weighted Average Min Rate Current	0.271%	0.241%
Weighted Average Cap Up Original	0.079%	0.066%
Weighted Average Cap Up Prior	0.026%	0.022%
Weighted Average Cap Up Current	0.026%	0.022%
Weighted Average Cap Down Original	0.026%	0.022%
Weighted Average Cap Down Prior	0.026%	0.022%
Weighted Average Cap Down Current	0.026%	0.022%

Note: Original information refers to deal issue.

SERVICING FEES / ADVANCES	GROUP 2	GROUP 1	TOTAL

Current Servicing Fees	1,319.33	17,726.10	19,045.43
Delinquent Servicing Fees	6,557.87	46,758.68	53,316.55
Trustee Fees	236.32	1,934.54	2,170.86
TOTAL SERVICING FEES	8,113.52	66,419.32	74,532.84

Total Servicing Fees	8,113.52	66,419.32	74,532.84
Compensating Month End Interest	719.50	2,911.83	3,631.33
Delinquent Servicing Fees	(6,557.87)	(46,758.68)	(53,316.55)
COLLECTED SERVICING FEES	2,275.15	22,572.47	24,847.62
Prepayment Interest Shortfall	719.50	2,911.83	3,631.33
Total Advanced Interest	115,218.57	900,830.28	1,016,048.85

ADDITIONAL COLLATERAL INFORMATION	GROUP 2	GROUP 1	TOTAL

Net Rate	8.687779%	9.479104%	9.393554%

Page 14 of 27	© COPYRIGHT 2001 Deutsche Bank